Press release

RBC Bearings Incorporated Announces Fiscal 2008 Second Quarter Results

Oxford, CT - November 2, 2007 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended September 29, 2007.

Second Quarter Highlights

($ in millions)	Q2 Fiscal 2008		Q2 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$78.2		$73.2		6.8%
Gross margin	$26.2		$23.5		11.6%
Gross margin %	33.5%		32.1%
Operating income	$14.0	$14.4	$12.6	$12.8	11.0%	12.7%
Net income	$8.7	$9.0	$7.4	$7.5	18.6%	20.7%
Diluted EPS	$0.40	$0.41	$0.35	$0.35	14.3%	17.1%
(1) Results exclude items in reconciliation below.

Six Month Highlights

($ in millions)	Q2 Fiscal 2008		Q2 Fiscal 2007		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$158.1		$148.5		6.4%
Gross margin	$53.7		$47.0		14.2%
Gross margin %	34.0%		31.7%
Operating income	$29.8	$30.3	$26.1	$26.5	14.0%	14.2%
Net income	$18.6	$18.9	$12.4	$15.0	49.8%	26.4%
Diluted EPS	$0.85	$0.87	$0.59	$0.71	44.1%	22.5%
(1) Results exclude items in reconciliation below.

“We are pleased to report another solid quarter as the summer period always presents its special challenges,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our core businesses in aircraft, defense and some of the industrial sectors showed continued strength and our incoming orders reflected this as backlog expanded to $191.2 million. The net income increase of nearly 19% from the same period last year and nearly 50% in the six months ended September 29, 2007, demonstrates the continued improvement of our internal operations.”

Second Quarter Results
Net sales for the second quarter of fiscal 2008 were $78.2 million, an increase of 6.8% from $73.2 million in the second quarter of fiscal 2007. Net sales for the second quarter of fiscal 2008 increased 10.8% excluding the impact of the decrease in the class 8 heavy truck market. Gross margin for the second quarter rose 11.6% to $26.2 million compared to $23.5 million for the same period last year. Gross margin as a percentage of net sales improved to 33.5% in the second quarter of fiscal 2008 compared to 32.1% for the same period last year. Gross margin was negatively impacted by approximately $0.3 million due to the move of our aerospace manufacturing facility in the quarter.

Operating income increased 11.0% to $14.0 million for the second quarter of fiscal 2008 compared to $12.6 million for the same period last year. Operating income as a percentage of net sales was 17.9% for the second quarter of fiscal 2008 compared to 17.2% for the same period last year. Operating income, excluding plant moving and consolidation costs and disposal of fixed assets, was $14.4 million, an increase of 12.7% compared to adjusted operating income for the same period last year. As a percentage of net sales, operating income, excluding these charges, was 18.4% compared to 17.4% for the same adjusted period last year.

Interest expense, net for the second quarter of fiscal 2008 was $0.7 million, a decrease of $0.5 million, from $1.2 million for the same period last year.

For the second quarter of fiscal 2008, the Company reported net income of $8.7 million compared to net income of $7.4 million in the same period last year. Net income excluding the after tax impact of plant moving and consolidation costs, disposal of fixed assets, and loss on early extinguishment of debt, increased 20.7% to $9.0 million compared to $7.5 million for the same adjusted period last year.

Six Month Results
Net sales for the six month period ended September 29, 2007 were $158.1 million, an increase of 6.4% from $148.5 million for the six month period ended September 30, 2006. Net sales for the six month period ended September 29, 2007 increased 11.5%, excluding the impact of the decrease in the class 8 heavy truck market. Gross margin rose 14.2% to $53.7 million compared to $47.0 million for the same six month period last year. Gross margin as a percentage of net sales improved to 34.0% for the first six months of fiscal 2008 compared to 31.7% for the same period last year. For the six month period ended September 29, 2007, gross margin was negatively impacted by approximately $0.3 million due to the move of our aerospace manufacturing facility in the second quarter.

For the six month period ended September 29, 2007, the Company reported operating income of $29.8 million compared to $26.1 million for the same period last year. Operating income excluding plant moving and consolidation costs and disposal of fixed assets increased 14.2% to $30.3 million for the six months ended September 29, 2007 compared to $26.5 million for the same adjusted period last year. Operating income as a percentage of sales excluding these charges was 19.2% for the first six months of fiscal 2008 compared to 17.9% for the same adjusted period last year.

Interest expense, net for the six month period ended September 29, 2007 was $1.5 million, a decrease of $1.9 million, from $3.4 million for the same period last year.

Net income for the six month period ended September 29, 2007 was $18.6 million compared to net income of $12.4 million for the same period last year. Net income, excluding the after tax impact of plant moving and consolidation costs, disposal of fixed assets, and loss on early extinguishment of debt, increased 26.4% to $18.9 million for the first six months of fiscal 2008 compared to $15.0 million for the same adjusted period last year.

Coastal Bearing Acquisition
During the quarter, RBC Bearings Incorporated acquired the assets of CBS/Coastal Bearing Services (“CBS”) for approximately $3.6 million. CBS, located in Houston, Texas, manufactures, inspects, and refurbishes large bearings for the oil and mining industries, as well as other general industrial applications with sizes ranging up to 124 inches in diameter. CBS contributed to RBC’s results for the months of August and September and its results are reported as part of the Company's Ball Bearings segment.

Growth Initiatives
Over the next 30 months, the Company plans to invest between $25.0 to $30.0 million in equipment to expand its operations to produce large diameter anti-friction bearings for the oil, wind, and heavy construction markets where there is considerable demand for both existing and new products. This capacity will be added to our existing plants in Texas, South Carolina, and Mexico.

Outlook
“Overall, we are pleased with the first half of fiscal 2008. We are well positioned for a strong second half, particularly as our team has done an outstanding job with our recent acquisitions. We are prepared to grow our market share with new capabilities and product offerings, and we remain focused on innovations and refinements to our process as we close out the second half of fiscal 2008,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its third quarter of fiscal 2008 to be as follows:

▪	Net sales in the range of $80.0 - $82.0 million

▪	Operating income in the range of $15.0 - $15.5 million

Live Webcast
RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, on the day of the conference call and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 888-713-4213 (international callers dial 617-213-4865) and enter conference call ID # 94765449. An audio replay of the call will be available from 12:30 p.m. ET on Friday, November 2nd until 11:59 p.m. ET on Friday, November 16th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 83147264.

Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at:
 https://www.theconferencingservice.com/prereg/key.process?key=PCMVGV36M.
Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,030 people and operates 20 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Steve Calk
(800) 281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$78,232	$73,248	$158,055	$148,479
Cost of sales	51,995	49,745	104,373	101,467
Gross margin	26,237	23,503	53,682	47,012

Operating expenses:
Selling, general and administrative	11,888	10,610	23,190	20,237
Other, net	354	283	716	667
Total operating expenses	12,242	10,893	23,906	20,904

Operating income	13,995	12,610	29,776	26,108

Interest expense, net	681	1,203	1,547	3,365
Loss on early extinguishment of debt	27	-	27	3,576
Income before income taxes	13,287	11,407	28,202	19,167
Provision for income taxes	4,538	4,029	9,628	6,765
Net income	$8,749	$7,378	$18,574	$12,402

Net income per common share:
Basic	$0.41	$0.36	$0.87	$0.61
Diluted	$0.40	$0.35	$0.85	$0.59

Weighted average common shares:
Basic	21,431,498	20,502,251	21,404,490	20,295,367
Diluted	21,813,063	21,280,571	21,800,754	21,096,895

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
Reconciliation of Reported Operating Income to	2007	2006	2007	2006
Adjusted Operating Income:

Reported operating income	$13,995	$12,610	$29,776	$26,108
RBC API facility moving costs	353	-	478	-
Nice facility consolidation expense	-	82	-	315
Disposal of fixed assets	53	83	63	116
Adjusted operating income	$14,401	$12,775	$30,317	$26,539

Reconciliation of Reported Net Income and	Three Months Ended		Six Months Ended
Net Income Per Common Share to Adjusted Net	September 29,	September 30,	September 29,	September 30,
Income and Adjusted Net Income Per Common Share:	2007	2006	2007	2006

Reported net income	$8,749	$7,378	$18,574	$12,402
RBC API facility moving costs (1)	232	-	315	-
Nice facility consolidation expense (1)	-	53	-	204
Disposal of fixed assets (1)	35	54	41	75
Loss on early extinguishment of debt (1)	18	-	18	2,315
Adjusted net income	$9,034	$7,485	$18,948	$14,996
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.42	$0.37	$0.89	$0.74
Diluted	$0.41	$0.35	$0.87	$0.71

Adjusted weighted average common shares:
Basic	21,431,498	20,502,251	21,404,490	20,295,367
Diluted	21,813,063	21,280,571	21,800,754	21,096,895

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
Segment Data, Net External Sales:	2007	2006	2007	2006

Roller bearings segment	$23,107	$23,356	$46,750	$47,597
Plain bearings segment	36,175	33,055	73,895	67,084
Ball bearings segment	13,832	12,178	27,253	24,340
Other segment	5,118	4,659	10,157	9,458
	$78,232	$73,248	$158,055	$148,479

	Three Months Ended		Six Months Ended
	September 29,	September 30,	September 29,	September 30,
Selected Financial Data:	2007	2006	2007	2006

Depreciation and amortization	$2,533	$2,545	$4,946	$4,948

Cash provided by operating activities	$10,160	$14,502	$23,590	$27,411

Capital expenditures	$4,506	$1,972	$11,129	$4,583

Total debt			$54,250	$86,605

Cash on hand			$5,772	$7,930

Total debt minus cash on hand			$48,478	$78,675

Backlog			$191,174	$174,985